[ARS Letterhead]

FOR IMMEDIATE RELEASE                                CONTACT:Jennifer L. Tweeton
97-04                                                              (713)599-9015

ARS ANNOUNCES PROPOSED CONVERTIBLE SUBORDINATED NOTES

(HOUSTON) March 4, 1997 -- American Residential Services, Inc. (NYSE - "ARS"), today announced that it intends to raise up to $75 million through a private placement of convertible subordinated notes. The notes will be unsecured obligations and convertible into ARS common stock at terms to be determined. The placement of the notes is expected to close early in the Company's second quarter.

The notes will be offered and sold only to qualified institutional buyers in reliance on Rule 144A and outside the United States to certain persons in off-shore transactions in reliance on Regulation S under the Securities Act of 1933. The offering and sale of the notes will not be registered under the Securities Act of 1933 or any state securities or blue sky laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes.

The Company intends to use the net proceeds of the offering to repay bank indebtedness incurred in connection with acquisitions, the funding of potential future acquisitions and for general corporate purposes.

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